EXHIBIT 99.1

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento,
S. A. B. de C. V.)
Consolidated Financial Statements
December 31, 2014 and 2013

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Index
December 31, 2014 and 2013
______________________________________________________________________________

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Financial Position
December 31, 2014 and 2013
__________________________________________________________________________________

Amounts expressed in Mexican pesos

		December 31,
		2014		2013
Assets		Unaudited
CURRENT ASSETS:
Cash and cash equivalents (Note 6)	Ps	279,971,575	Ps	269,272,118
Accounts receivable (Note 7)		67,980,595		59,675,774
Related parties (Note 9)		241,905,187		161,813,782
Costs of future events		8,119,730		10,768,527
Total current assets		597,977,087		501,530,201

FURNITURE AND EQUIPMENT - Net (Note 10)		39,677,188		35,396,023

UNAMORTIZED EXPENSES AND OTHER ASSETS - Net (Note 11)		43,750,692		50,120,521

DEFERRED INCOME TAX (Note 16)		—		17,246

Total assets	Ps	681,404,967	Ps	587,063,991

Liabilities and Stockholders’ Equity
CURRENT LIABILITIES:
Suppliers	Ps	15,299,202	Ps	36,851,498
Accounts payable		324,168,236		213,972,536
Related parties (Note 9)		1,632,643		15,373,107
Value added tax payable		7,660,274		5,573,071
Revenue from future events		4,653,716		2,999,863
Total current liabilities		353,414,071		274,770,075

DEFERRED INCOME TAX (Note 16)		3,349,113		—

Total liabilities		356,763,184		274,770,075

STOCKHOLDERS’ EQUITY (Note 13):
Capital stock		21,854,275		21,854,275
Share premium		2,628,300		2,628,300
Retained earnings		294,410,774		283,940,824
Controlling interest		318,893,349		308,423,399
Non-controlling interest		5,748,434		3,870,517

Total stockholders’ equity		324,641,783		312,293,916

COMMITMENTS AND CONTINGENCIES (Notes 17 and 18)

Total liabilities and stockholders’ equity	Ps	681,404,967	Ps	587,063,991

The accompanying twenty notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Comprehensive Income
(Note 9)
For the years ended on December 31, 2014 and 2013
__________________________________________________________________________________

Amounts expressed in Mexican pesos

		Year ended
		December 31,

		2014		2013
		Unaudited

Service revenue (Note 14)	Ps	592,427,661	Ps	674,977,500
Cost of services (Note 15)		(183,286,331)		(200,496,744)

Gross profit		409,141,330		474,480,756

Operating expenses (Note 15)		(147,040,661)		(123,254,359)

Operating income		262,100,669		351,226,397

Comprehensive financing result:
Interest income - Net		16,921,633		28,322,731
Exchange gain - Net		17,692		281,878

Comprehensive financing income - Net		16,939,325		28,604,609

Income before income taxes		279,039,994		379,831,006

Provisions for income taxes (Note 16):
Income tax payable		(78,248,691)		(113,162,504)
Deferred income tax		(3,366,359)		702,059

		(81,615,050)		(112,460,445)

Net income for the year		197,424,944		267,370,561

Other Comprehensive income		—		—

Comprehensive income	Ps	197,424,944	Ps	267,370,561

Distribution of consolidated net income for the year:
Controlling interest	Ps	195,547,027	Ps	266,600,003
Non-controlling interest		1,877,917		770,558

	Ps	197,424,944	Ps	267,370,561

The accompanying twenty notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statement of Changes in Stockholders' Equity
For the years ended December 31, 2014 and 2013

Amounts expressed in Mexican pesos

						Retained earnings
		Capital		Share								Non-controlling
		stock		premium		Holding		Subsidiary		Total		interest		Total

Balances at December 31, 2012 (Unaudited)	Ps	21,854,275	Ps	2,628,300	Ps	260,852,273	Ps	103,488,548	Ps	364,340,821	Ps	3,099,959	Ps	391,923,355

Dividends received		—		—		55,499,996		(55,499,996)		—		—		—

Dividends paid		—		—		(347,000,000)		—		(347,000,000)		—		(347,000,000)

Change in non-controlling interest		—		—		—		—		—		770,558		770,558

Comprehensive income for the year (Note 3p)		—		—		195,726,404		70,873,599		266,600,003		—		266,600,003

Balances at December 31, 2013		21,854,275		2,628,300		165,078,673		118,862,151		283,940,824		3,870,517		312,293,916

Dividends received		—		—		63,061,895		(63,061,895)		—		—		—

Dividends paid		—		—		(185,077,077)		—		(185,077,077)		—		(185,077,077)

Change in non-controlling interest		—		—		—		—		—		1,877,917		1,877,917

Comprehensive income for the year (Note 3p)		—		—		144,983,500		50,563,527		195,547,027		—		195,547,027

Balances at December 31, 2014 (Unaudited)	Ps	21,854,275	Ps	2,628,300	Ps	188,046,991	Ps	106,363,783	Ps	294,410,774	Ps	5,748,434	Ps	324,641,783

The accompanying twenty notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Consolidated Statements of Cash Flow
December 31, 2014 and 2013
__________________________________________________________________________________

Amounts expressed in Mexican pesos

		Year ended
		December 31,

Operating activities		2014		2013
		Unaudited

Income before income tax	Ps	279,039,994	Ps	379,831,006
Depreciation and amortization		25,891,930		25,762,961
Interests receivable		(16,921,633)		(28,322,731)

		288,010,291		377,271,236

Increase in receivables and other		(5,685,615)		(55,290,144)
(Increase) decrease in related parties		(92,900,475)		170,146,715
Increase (decrease) in suppliers and other accounts payables		91,072,930		(109,092,780)
Increase in revenue from future events		1,653,853		—
Income taxes paid		(79,290,423)		(85,580,347)

Net cash flows from operating activities		202,860,561		297,454,680

Investing activities

Investment in furniture and equipment		(20,439,182)		(14,202,412)
Interest collected		16,921,633		28,322,731
Investment in other assets		(3,566,478)		(9,978,499)

Net cash flows from investing activities		(7,084,027)		4,141,820

Financing activities

Non-controlling interest		—		770,558
Dividends paid		(185,077,077)		(347,000,000)

Net cash flows from financing activities		(185,077,077)		(346,229,442)

Net increase (decrease) in cash and cash equivalents		10,699,457		(44,632,942)

Cash and cash equivalents at beginning of year		269,272,118		313,905,060

Cash and cash equivalents at end of year	Ps	279,971,575	Ps	269,272,118

The accompanying twenty notes are an integral part of these financial statements.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Amounts expressed in Mexican pesos
Note 1 - Company operations:

Venta de Boletos por Computadora, S.A. de C.V. (VBC or the Company), a subsidiary of OCESA Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V., was incorporated under Mexican Laws for a period of 99 years and is mainly engaged in the following:

a.	Ticket sales through automated sales systems for all types of shows and telemarketing services (incoming and outgoing phone calls).

b.	Marketing of databases generated as a result of their activities. VBC is also holder of shares.

The company and its subsidiaries have no employees, which means that all administrative and operating services are rendered by affiliated companies.

The accompanying consolidated financial statements include VBC and its subsidiaries Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V. (SEVAB), which the Company holds by 100% and ETK Boletos, S. A. de C. V., which the Company holds by 72.5%. (See Note 8).

Note 2 - Preparation basis:

Mexican Financial Reporting Standards (MFRS)

The accompanying consolidated financial statements at December 31, 2014 and 2013 meet the provisions of the MFRS to show a fair presentation of the Company's financial position. The MFRS establish that the International Financial Reporting Standard (IFRS), International Accounting Standards (IAC), International Financial Reporting Interpretations (IFRIC) and the Interpretation Committee (SIC) are a suppletory part of the MFRS when the absence of an MFRS requires it. Accordingly, in recognizing, valuing and disclosing its own specific transactions, the Company applies the suppletory IAS-18 “Revenue”.

MFRS effective from January 1, 2014

As of January 1, 2014, the Company retrospectively adopted the following MFRS and their Interpretations, issued by Mexican Financial Reporting Standards Board (CINIF for its acronym in Spanish), which became effective as of the aforementioned date. No relevant effects were considered to arise from such MCRS and Interpretations over the financial information presented by Company.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

2014

•
MFRS B-12 “Offsetting financial assets and financial liabilities”. Establishes standards concerning the offsetting rights to be considered in order to present a financial asset and a financial liability at their offsetting amount in the statement of the financial position, and the characteristics that must be met to offset an amount, based on the principle that a financial asset and a financial liability should always be recorded in their offsetting amount, provided that the future cash flow from collection or settlement is net.

•
MFRS C-11 “Stockholders’ equity”. Establishes the valuation, presentation and disclosure standards for items comprising stockholders' equity in the statement of the financial position of profit entities. The main changes in relation to the previous standard are: it requires setting the price per share to be issued for advances for future equity increases and it establishes that shares cannot be repaid before they are capitalized to qualify as equity, and it includes rules for financial instruments to be identified as equity at initial recognition.

•
MFRS C-12 “Financial instruments with features of liability and equity”. Establishes the standards for initial recognition of financial instruments with features of liability and equity in the financial statements of profit entities. The concept of subordination is incorporated.

•
MFRS C-14 “Transfer and derecognition of financial assets”. Establishes the principle of transfer of risks and rewards of ownership of a financial asset as an underlying condition to derecognition. When entities deduct accounts or notes receivable with resources, they must not show the discount amount as a credit to accounts and notes receivable, but rather as a liability.

MFRS Revisions

•
MFRS C-5 “Prepayments”. Establishes the accounting treatment of prepayments for the purchase of items for which payment is expressed in foreign currency. It also specifies that impairment losses in the value of prepayments (and reversals thereof) must be shown as part of the net profit or loss for the period in the line item that the Company deems appropriate according to its professional judgment, rather than in the statement of income for the period under other income and expenses.

•
Statement C-15 “Impairment in the value of long-lived assets and their disposal”. Establishes that an impairment loss, and its reversal, in the value of intangible assets with indefinite lives (including goodwill) should be presented in the statement of income for the period under depreciation costs and amortization of assets of the cash-generating unit to which such intangible assets are associated. Impairment losses must not be presented as part of the costs that have been capitalized in the value of an asset.

•
The requirement to present certain operations under other income and expenses is removed from MFRS B-3 “Statement of comprehensive income“, MFRS B-16 “Financial statements of non-profit entities”, MFRS C-6 ““Property, Plant and Equipment”, Statement C-9 “Liabilities, provisions, contingent assets and liabilities and commitments”, and MFRS D-3 “Employee benefits”, and instead the use of that item is left to the discretion of the Company.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Interpretation of MFRS

IMFRS -20 “Accounting effects of the 2014 Tax Reform”. Interpretation 20 was issued to address the manner in which the effects of the 2014 Tax Reform must be recognized in the financial statements of entities.

Financial statement authorization

The accompanying consolidated financial statements and their notes were authorized for issue on March 6, 2015 by George González and Beata Baczyk Wolinska, who are legally empowered to the approve financial statements the notes thereto.

Note 3 - Summary of significant accounting policies:

The most significant accounting policies are summarized as follows, which have been consistently applied in the reporting years, unless otherwise indicated.

The MFRS require the use of some critical accounting estimates in the preparation of the financial statements. Management judgment is also required in the process of determining the Company’s accounting policies. The areas including a higher degree of judgment or complexity and those where the assumptions and estimates are significant to the consolidated statements are described in Note 4.

Effects of inflation on the financial information

According to the provisions of MFRS B-10 “Inflation Effects”, as of January 1,2008, the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary). Therefore, recognition of the inflation effects on the financial information has been discontinued. Accordingly, the figures of the accompanying financial statements at December 31, 2014 and 2013 are stated in historical Mexican pesos modified by the inflation effects on the financial information recognized up to December 31, 2007.

The inflation rates are shown below:

	December 31,

	2014	2013
	(%)	(%)

Annual inflation rate	4.08	3.97
Cumulative inflation in the last three years	11.80	12.26

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct its relevant activities, has the right (and is exposed) to variable returns from its interest and has the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. The existence of control in cases where the Company has no more than 50% of voting rights but it may decide on the financial and operating policies is also assessed.

Subsidiaries are consolidated from the date on which they are controlled by the Company and are no longer consolidated when that control is lost.

The Company uses the acquisition method to recognize the business acquisitions. The consideration for the acquisition of a subsidiary is determined based on the fair value of the net transferred assets, the assumed liabilities and the share capital issued by the Company. The consideration of an acquisition also includes the fair value of such contingent amounts receivable or payable as part of the agreement. Acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the acquisition date. The non-controlling interests in the acquired entity are recognized at fair value at the acquisition date.

The surplus of the consideration paid, the non-controlling interest in the acquired equity over the fair value of the Company's equity in the net identifiable assets of the acquired entity, is recognized as goodwill. If such comparison results in a deficit, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized gains and losses resulting from transactions between the consolidated companies have been eliminated. The accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Company, in cases where it was necessary.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying value is recorded in equity. Gains or losses on disposal of an interest in a subsidiary that does not involve the loss of control by the Company are also recognized in equity.

The consolidated financial statements include the accounts of VBC and its subsidiaries mentioned in Note 1. All significant balances and transactions between consolidated companies have been eliminated in consolidation. The consolidation was carried out based on the financial statements of all its subsidiaries.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

b.	Cash and cash equivalents

Cash and cash equivalents include cash balances, bank deposits and other highly liquid investments with minor risks for changes in value. (See Note 6).

c.	Ticket sales accounts receivable

The accounts receivable for ticket sales balances comprise the recoverable amount from the sale of tickets through credit cards. The company collects these accounts receivable in a period between 7 and 15 days. (See Note 7).

d.	Costs of future events

Costs of future events include ticket printing and ticket inventory which are charged to the statement of income when they are used.

e.	Prepayments

Prepayments represent such expenditures made by the Company where the risks and benefits inherent to the goods to be acquired or services to be received have not been transferred. Prepayments are recorded at their cost and presented in the statement of financial position as current or non-current assets, depending on the item under which they are to be recorded. Prepayments in foreign currencies are recognized at the exchange rate at transaction date, without changes for subsequent fluctuations between the currencies.

f.	Furniture and equipment

At December 31, 2014 and 2013, furniture and equipment are expressed as follows: i) acquisitions subsequent to January 1, 2008, at their historical cost and ii) domestic acquisitions until December 31, 2007 at their restated value determined by applying National Consumer Price Index (NCPI) factors to their acquisition values until December 31, 2007.

Furniture and equipment are subject to annual impairment tests only when there are impairment indicators. Accordingly, they are expressed at their modified historical cost, less cumulative depreciation and, when applicable, impairment losses. Annual impairment tests are part of a sole Cash Generating Unit (CGU), and therefore, as of December 31, 2014 and 2013, there has been no indication of impairment.

Depreciation is calculated by the straight line method based on the useful lives of the assets estimated by the Company’s management applied to the furniture and equipment values, (see Note 10).

g.	Unamortized expenses

As of at December 31, 2014 and 2013, unamortized expenses and other assets are expressed as follows: i) items acquired since January 1, 2008, at historical cost and ii) items acquired until December 31, 2007, at restated values determined by applying NCPI factors until December 31, 2007 to their acquisition values.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Amortization is calculated using the straight-line method over a period of 20 years or the term of the contract, whichever is less, from the month following disbursement or acquisition. The value of these assets is subject to annual impairment testing.

At December 31, 2014 and 2013, net investments included the rights of access and facilities in different properties, with which the Company conducts surveys and market research to develop new products.

h.	Intangible assets

Intangible assets are recognized when they meet the following features: they are identifiable, they provide future economic benefits and there is control over those benefits. Intangible assets are classified as follows:

i)
Definite life: are assets whose potential to generate expected future economic benefits is limited by legal or economic conditions and which are amortized on a straight line, based on their estimated useful lives and are subject to annual impairment testing when impairment indicators are identified.

ii)	Indefinite life: are assets that are not amortized but subject to annual impairment assessment.

Intangible assets either acquired or developed, are expressed as follows: i) as of January 1, 2008, at historical cost, and ii) up to December 31, 2007 at restated values determined through the application of NCPI factors to their acquisition or development costs at that date. Consequently, those assets are stated at their modified historical cost, less the respective cumulative amortization and, when applicable, impairment losses.

i.	Suppliers and accounts payable

This item includes obligations with suppliers for purchases of goods or services acquired in the regular course of Company operations. When collectability is expected in a period of one year or less from the closing date (or in the regular operating cycle of the business if this cycle exceeds that period), they are presented as current liabilities. If the above is not met, they are presented as non-current liabilities.

Accounts payable from ticket sales comprise the balance payable the companies promoting future events.

j.	Provisions

Liability provisions represent present obligations for past events, which will probably require the use of economic resources to settle said obligations The provisions have been recorded under Management’s best estimate.

k.	Income tax payable and deferred income tax

Tax payable and deferred is recognized as an expense in period income, except when arising from a transaction or event that is recognized outside the statement of income as other comprehensive income or an item directly recognized in stockholders’ equity.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

The deferred income tax is recorded based on the comprehensive asset-and-liability method, which consists of recognizing deferred tax on all temporary differences between the accounting and tax values of assets and liabilities to be materialized in the future, at the rates enacted in the tax provisions in force at financial statement dates (see Note 16).

l.	Revenue from future events

Revenue from future events represents future advertising space sales, which are applied to income when the customer uses those advertising spaces, such as the VBC newsletter “La Guía de Entretenimiento”, the tickets and envelopes, as well as advertising by telephone and internet.

m.	Revenue from commissions on ticket sales and advertising

Revenue from commissions on ticket sales is recorded as income when the tickets are sold and the commission represents a percentage of the ticket value. The Company delivers the value of the tickets sold to the venue at which the event took place within two working days after the event is finished. Tickets sold in advance are recorded as a liability payable to the venue where the event will take place.

n.	Stockholders’ equity

The capital stock, the net premium on share subscription and retained earnings are expressed as follows: i) movements made as of January 1, 2008 at historical cost, and ii) movements made before January 1, 2008 at indexed values determined by applying NCPI factors up to December 31, 2007 to their originally determined values (See Note 13). Consequently, the different stockholders’ equity items are expressed at modified historical cost.

o.	Other Comprehensive income

The other comprehensive income (OCI) is composed of the result from translation of foreign operations, the change in fair value of cash flow hedges, interest in the OCI of associates and the income taxes relating to the OCI. The OCI represents revenue, costs and expenses already accrued but still pending completion, which is expected in the medium term and whose value may change due to changes in the fair value of assets or liabilities from which they arise, which means that they may not be realized in part or in full. The OCI is recycled when it is realized and is recognized as a separate component in stockholders’ equity to be recognized in income (loss) the period in which the assets or liabilities from which they rise are realized. At December 31, 2014 and 2013 no items have been recorded under OCI.

p.	Comprehensive income

The comprehensive income comprises the net income, as well as items required under specific MFRS provisions, which are shown in stockholders’ equity and do not constitute equity payments, reductions and distributions. Comprehensive income for 2014 and 2013 is expressed in modified historical pesos.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

q.	Costs, expenses and additional line items presentation in the statement of income

The Company presents costs and expenses in the statement of income based on the function of items, which mainly separates sales costs from the other costs and expenses. Additionally, in order to insure a better analysis of its financial position, the Company has deemed it necessary to present the operating profit separately in the statement of income, as such information is a common disclosure practice of the sector to which the entity belongs.

r.	Revenue recognition

Revenue from phone marketing services involving incoming and outgoing calls, tickets sales and commercialization of data bases is recorded when they are carried out and services are rendered.

The Company and its subsidiaries make estimates and projections about future events to be recognized and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events.

The doubtful account estimation is recognized based on Management’s analysis and is considered sufficient to absorb losses according to company policies.

s.	Other income allowances

The allowance for bad debts is recognized based on studies made by Company Management and is considered sufficient to absorb losses accordance with the policies established by the Company.

t.	Exchange gain (loss)

Transactions in foreign currencies are initially recorded at the recording currency applying the exchange rates prevailing on the dates they are entered into and/or settled. Assets and liabilities expressed in such currencies are translated at the exchange rate prevailing on the balance sheet date. Exchange gain or loss differences arising from fluctuations in the exchange rates between the transaction and settlement dates, or valuation at the period closing, are recognized in income as a component of the comprehensive financing result (CFR), with exception of those exchange differences that, as a part of the cost of eligible assets, are capitalized with other components of CFR.

Note 4 - Accounting estimates:

The Company and its subsidiaries make estimates and projections about future events to recognize and measure certain financial statement items. The resulting recognized accounting estimates may differ from actual results or events. The estimates and projections that have a significant risk of material adjustments to assets and liabilities recognized during the following year are described below:

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

The Company is subject to taxes on income (in many jurisdictions). Significant judgments are required to recognize the payable and deferred income tax. There are many transactions and calculations for which an accurate tax determination is uncertain. The Company recognizes a liability for those matters observed during tax audits that are considered likely to result in the determination of tax additional to that originally incurred. When the result of these processes is different from the estimated liability, the differences are recognized under deferred and/or payable income tax.

Note 5 - Foreign currency position:

a.	The figures in this note are stated in U.S. dollars (Dls.), except for exchange rates.

As of December 31, 2014 and 2013, the company and its subsidiaries had the following foreign currency monetary assets and liabilities:

	December 31,
	2014		2013
	Unaudited

Assets	Dls.	252,485	Dls.	223,508
Liabilities		(455,343)		(262,317)

Net short position	(Dls.	202,858)	(Dls.	38,809)

At December 31, 2014 and 2013, the exchange rate was Ps14.74 and Ps13.08 per dollar, respectively. At the date of issuance of the financial statements, the exchange rate was approximately Ps15.07 per US dollar.

b.	The most significant foreign currency transactions carried out by the Company and its subsidiaries were as follows:

	Year Ended December 31,
	2014		2013
	Unaudited

Sales	Dls.	456,141	Dls.	553,289
Costs and operating expenses		(2,039,452)		(2,499,042)
Royalty costs		(250,000)		(250,000)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Note 6 - Cash and cash equivalents:

The cash and cash equivalents balance at December 31, 2014 and 2013 is mainly comprised of cash on hand, bank deposits, foreign currency balances and demand investments, all highly liquid and subject to immaterial risk for change in value. The breakdown of this balance is as follows:

	Year ended December 31,
	2014		2013
	Unaudited

Cash	Ps	2,590,599	Ps	166,890
Bank deposits		18,397,976		4,644,228
Demand investments		258,983,000		264,461,000

Total cash and cash equivalents	Ps	279,971,575	Ps	269,272,118

Investments in securities are subject to several kinds of risk, the principal ones are those related to operating market, term associated interest rates, exchange rates and credit and liquidity market risks.

Note 7 - Accounts receivable:

Accounts receivable at December 31, 2014 and 2013 are as follows:

	December 31,
	2014		2013
	Unadited

Accounts receivable from sales of tickets	Ps	28,476,792	Ps	24,434,401
Recoverable income tax		39,965,575		36,246,031
Other accounts receivable		155,554		903,711

		68,597,921		61,584,143

Allowance for doubtful accounts		(617,326)		(1,908,369)

	Ps	67,980,595	Ps	59,675,774

Note 8 - Equity investments in subsidiaries:

Following are the main consolidated subsidiaries for which the equity method was recognized:

	Shareholding
	Percentage
Company	2014 and 2013	Main operations

Servicios Especializados para la Venta Automatizada de Boletos, S. A. de C. V. (SEVAB)	100%	Providing Administrative, marketing, technical, and technological services.

ETK Boletos, S. A. de C. V. [1]	72.5%	Automated ticket sales.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

[1]	Acquired on April 9, 2012.

Preparation of the consolidated financial statements included the financial statement of the subsidiaries at December 31, 2014 and 2013 and for the periods ending on those dates.

Note 9 - Balances and transactions with related parties:

As pointed in Note 1, the Company is a direct subsidiary of Ocesa Entretenimiento, S. A. de C. V., with which the Company just has a purly subsidiary/holding relationship.

a.	The balances receivable from and payable to related parties at December 31, 2014 and 2013 were as follows:

	December 31,
Accounts receivable:
	2014		2013
	Unaudited
Affiliates

Operadora de Centros de Espectáculos, S. A. de C. V.	Ps	196,946,741	Ps	123,494,980
Ocesa Promotora, S. A. de C. V.		43,193,521		321,177
Servicios Corporativos CIE, S. A. de C. V.		368,251		335,983
Televisa, S. A. de C. V.		272,310		361,965
Servicios Compartidos de Alta Dirección, S. A. de C. V.		230,352		108,770
Administradora Mexicana del Hipódromo, S. A. de C. V.		197,417		476,509
OCESA Presenta, S. A. de C. V. (1)		176,568		36,209,674
Cie Internacional, S. A. de C. V.		165,573		—
Serinem, S. A. de C. V.		99,698		—
Creatividad y Espectáculos, S. A. de C. V.		75,018		—
Fútbol del Distrito Federal, S. A. de C. V.		64,332		274,726
Make Pro, S. A. de C. V.		54,265		—
Car Sport Racing, S. A. de C. V.		32,055		—
Inmobiliaria de Centros de Espectáculos, S. A. de C. V.		15,486		—
Ideas Marketing, S. A. de C. V.		13,600		—
Other		—		124,984
Unimarket, S. A. de C. V.		—		105,014
	Ps	241,905,187	Ps	161,813,782

(1) Formerly Solo Elementum, S. A. de C. V.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Accounts receivable have no expiration terms and no guarantees, and they accrue monthly interest of Mexican Interest Rate Interbank Equilibrium plus two points.

	December 31,
Accounts payable:
	2014		2013
	Unaudited
Affiliates

Servicios Administrativos del Entretenimiento, S. A. de C. V.	Ps	1,145,343	Ps	14,168,015
Needish México, S. A. de C. V.		480,528		754,456
TicketMaster LLC CA		3,083		445,716
Servicios de Protección Privada Lobo, S. A. de C. V.		3,689		—
Other		—		4,920
	Ps	1,632,643	Ps	15,373,107

b.	During the years ended on December 31, 2014 and 2013, the Company carried out the following operations with related parties:

Income from:	2014		2013
	Unaudited
Affiliates
Commissions and charges from ticket sales	Ps	30,081,063	Ps	45,911,289
Sponsorship income		19,571,780		24,040,630
Equipment leasing		1,190,523		1,045,966
Interest earned		12,684,886		24,582,566
Other income		957,880		140,008

Costs and expenses:

Affiliates
Personnel, administrative and security services	Ps	(91,587,884)	Ps	(81,481,390)
Corporate fees		(7,289,376)		(6,995,765)
Lease of properties		(9,794,815)		(9,420,446)
Advertising commissions		(2,052,460)		(4,878,378)
Other expenses		(4,223,640)		(3,720,898)

Stockholders:
Other		(4,118,653)		(3,358,465)
Royalties		(3,300,256)		(3,184,687)

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Note 10 - Furniture and equipment:

The investment in furniture and equipment at December 31, 2014 and 2013 was as follows:

					Annual
	December 31,				depreciation
	2014			2013	or amortization
	Unaudited				rate (%)

Computer and peripheral equipment	Ps	171,852,958	Ps	159,305,029	30
Furniture and equipment		15,165,621		12,997,240	10
Transportation equipment		4,119,798		3,265,307	25
		191,138,377		175,567,576
Accumulated depreciation		(151,461,189)		(140,171,553)
	Ps	39,677,188	Ps	35,396,023

Depreciation recorded in the statement of income for 2014 and 2013 totals Ps17,690,198 and Ps16,937,069, respectively, and is recognized in operating expenses.

There are fully depreciated assets in the amount of Ps120,339,721 and Ps110,989,253 at December 31, 2014 and 2013, respectively.

Note 11 - Unamortized expenses and others assets:

Intangible assets at December 31, 2014 and 2013 are as follows:

Intangible assets	2014		2013
	Unaudited
Access to properties to carry out ticket sales (“3 de Marzo” stadium, “Conciertos y Más conciertos” “Bull fighting ring” and others)	Ps	42,212,904	Ps	38,646,426
EDB-Ticket Software		6,715,900		6,715,900
Amortization		(25,861,534)		(16,994,773)

Subtotal		23,067,270		28,367,553

E- Ticket Brand		1,900,100		1,900,100
Non-compete agreement - ETK Boletos [1]		5,600,000		5,600,000
		30,567,370		35,867,653

Other assets		38,093,223		38,305,617
Amortization		(24,909,901)		(24,052,749)
Intangible assets	Ps	43,750,692	Ps	50,120,521

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

(1)
The non-compete Agreement entered into with ETK - Tickets is valid for the period in which the parties maintain their status as shareholders and / or employees of ETK-Boletos, and for an additional 5 years from the date they lose either status for any cause, in the understanding that it is computed individually for each bound party.

Note 12 - Liability provisions:

Following is an analysis of the movements in liability provisions at December 31, 2014 and 2013:

	2014		2013
	Unaudited

Beginning balance	Ps	23,178,580	Ps	19,613,233
Increases		9,515,734		23,178,581
Applications		(23,179,580)		(17,207,291)
Cancellations		1,000		(2,405,942)
Ending balance	Ps	9,515,734	Ps	23,178,581

The balance of provisions are grouped under accrued liabilities.

Note 13 - Stockholders’ Equity:

Capital stock

As of December 31, 2014 and 2013, the Company’s capital stock is comprised of 21,854,275 common, nominative shares, with a par value of one Mexican historical peso each, classified in two series as follows:

Number of
Shares	Description		Amount

17,975	Series "A" shares, comprising the minimum fixed capital stock without withdrawal rights	Ps	17,975
32,025	Series "B" shares, comprising the minimum fixed capital stock, without withdrawal rights		32,025
50,000	Subtotal		50,000
10,529,241	Series "A" shares, comprising the variable portion of capital stock, with an unlimited maximum		10,529,241
4,095,148	Series "A-1" shares, comprising the variable portion of capital stock, with an unlimited maximum		4,095,148
7,179,886	Series "B" shares, comprising the variable portion of capital stock, with an unlimited maximum		7,179,886
21,854,275	Capital stock	Ps	21,854,275

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Retained earnings

At the July 18 and December 16, 2014 meetings, the stockholders agreed to declare and pay dividends in the amount of Ps176,630,552 and Ps8,446,525, respectively, from the left-over balance of the CUFIN, on which tax of Ps31,462 and Ps3,898,747 was accrued, respectively.

At the June 28, 2013 meeting, the stockholders agreed to declare and pay dividends of Ps347,000,000, of which Ps236,899,472 was paid out of the after-tax earnings account. The Ps110,100,528 difference not paid from the CUFIN accrued tax of Ps35,208,000.

The net income for the year is subject to the legal provision requiring that at least 5% of income for each period be set aside to increase the legal reserve until it equals one fifth of paid-in capital. At the date of issuance of the financial statements, the Company has not met this obligation.

In October 2013, Congress approved the issuance of a new Income Tax Law that came into effect on January 1, 2014. Among other aspects, this law establishes 10% tax on earnings generated as from 2014, and on dividends paid to residents in Mexico and abroad, and establishes that for the periods from 2001 to 2013, the net tax profit must be determined in the terms of the current Income Tax Law for the tax period in question.

Dividends are not subject to income tax if paid from the After-Tax Earnings Account (CUFIN for its acronym in Spanish), and they are subject to a tax from 4.62% to 7.69% if paid from the reinvested CUFIN. Any dividends paid in excess of this account are subject to tax equivalent to 42.86% if paid in 2015. The current tax is payable by the company and may be credited against its income tax for the same year or the following two years, or otherwise against the Flat tax for the period. Dividends paid from previously taxed profits are not subject to tax withholding or additional tax payment.

In the event of a capital reduction, any excess of stockholders’ equity over capital contributions, the latter restated in accordance with the provisions of the Income Tax Law, is accorded the same tax treatment as dividends.

Note 14 - Revenue:

Revenue at December 31, 2014 and 2013 is as follows:

Revenue:	2014		2013
	Unaudited
Internal charges	Ps	447,412,366	Ps	475,660,149
Credit card recovery		65,527,146		76,768,584
Entertainment guide		35,576,708		58,098,889
Advertising		23,226,360		31,779,756
Others		15,594,238		25,997,094
Import Services		5,090,843		6,673,028

	Ps	592,427,661	Ps	674,977,500

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Note 15 - Costs and expenses:

The analysis of relevant costs and expenses as of December 31, 2014 and 2013 is shown below:

Costs:	2014		2013
	Unaudited

Commissions	Ps	(88,722,066)	Ps	(99,026,297)
Other costs		(18,439,137)		(13,856,584)
Entertainment guide		(16,456,397)		(24,831,235)
Administrative services		(12,906,687)		(9,824,573)
Tickets		(9,472,212)		(11,256,987)
Computing		(8,419,873)		(8,738,649)
Production		(7,335,822)		(7,415,151)
Non-capitalizable assets		(4,853,841)		(6,254,009)
Royalties		(3,300,256)		(3,188,521)
Lease		(2,679,646)		(1,758,555)
Maintenance		(1,302,565)		(846,404)
Advertising		(602,938)		(1,946,142)
Professional services		(593,159)		(2,727,745)
		(175,084,599)		(191,670,852)
Amortization		(8,201,732)		(8,825,892)
	Ps	(183,286,331)	Ps	(200,496,744)

Expenses:
Administrative services	Ps	(83,332,289)	Ps	(76,119,895)
Other expenses		(27,737,782)		(13,102,308)
Lease		(11,488,159)		(10,713,477)
Corporate fees		(6,641,376)		(6,363,209)
Computing		(150,857)		(18,401)
		(129,350,463)		(106,317,290)
Depreciation and amortization [1]		(17,690,198)		(16,937,069)
	Ps	(147,040,661)	Ps	(123,254,359)

(1)	Includes fixed asset disposals.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Note 16 - Income tax and flat tax (IETU):

a.	New income tax law (new ITL)

During October 2013 Congress approved the issuance of a new Income Tax Law, which came into force on January 1, 2014, thus repealing the Income Tax Law issued on January 1 2002 (previous ITL). Although the new Income Tax Law retains the essence of the previous Income Tax Law, a number of important amendments have been made, of which the following are the most significant:

i.	It modifies the mechanics for taxing income arising from installment sales and generalizes the procedure for determining the profit on the sale of shares.

ii.	Establishes an income tax rate for 2014 and the following years of 30%, as compared to the previous Income Tax Law, under which the rates were 30%, 29%, and 28% for 2013, 2014 and 2015, respectively.

iii.	It establishes the procedure to determine the opening capital contributions account (CUCA for its acronym in Spanish) and CUFIN balances.

The Company has reviewed and adjusted the deferred tax balance at December 31, 2013, considering these new provisions in determining the temporary differences, whose impacts are described in the reconciliation of the effective tax rate presented below. However, the effects of limiting deductions and other previously listed effects apply from 2014 and mainly affect the tax paid as from that year.

i.
In 2014 and 2013, the Company determined a tax profit of Ps260,828,970 and Ps377,208,348, respectively. The tax result differs from the accounting result mainly due to items that accrue over time and that are deducted differently for accounting and tax purposes, to recognition of inflation effects for tax purposes, and to items only affecting either the accounting or tax result.

ii.	The reconciliation between the statutory and the effective income tax rates is shown below:

	Year ended December 31,
	2014		2013
	Unaudited
Income before income tax provisions	Ps	279,039,994	Ps	379,831,006
Income tax statutory rate		30%		30%
Income tax at statutory rate		83,711,998		113,949,302
Plus (less) effect of income tax on the following permanent items:
Inflation		(2,823,380)		(2,737,567)
Nondeductible expenses		695,749		1,080,281
Other items		30,683		168,429
Income tax at actual rate	Ps	81,615,050	Ps	112,460,445
Effective income tax rate		30%		30%

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

iii.	At December 31, 2014 and 2013, the principal temporary differences on which deferred income tax was recorded are as follows:

	December 31,
	2014		2013
	Unaudited
Costs of future events	Ps	(8,119,731)	Ps	(10,768,527)
Unamortized expenses		(17,712,902)		(19,520,034)
Furniture and equipment		2,612,300		2,259,235
Revenue from future events		1,923,564		2,999,863
Provisions and estimations		9,515,734		23,178,581
Allowance for doubtful accounts		617,326		1,908,369
		(11,163,709)		57,487
Applicable income tax rate		30%		30%
Deferred income tax (liability) asset	Ps	(3,349,113)	Ps	17,246

b.	Flat tax

In October 2013 the Congress approved the repeal of the Flat Tax Law, as a result of which, starting on January 1, 2014, the Company is not subject to flat tax.

Note 17 - Commitments:

a.
Offices: VBC signed an agreement with OCESA, an affiliated company, for the use of office space and for certain cleaning and security services at said spaces located within the premises of the “Palacio de los Deportes” in Mexico City. This agreement grants the company use of the facilities it uses as office space and its call center in that city in exchange for which the company pays OCESA a monthly fixed fee. In addition, VBC has signed a lease agreement with an individual involving a building located in Guadalajara, Jalisco, to house its offices in that city. VBC pays a fixed fee for this building lease that increases annually based on the NCPI.

b.
Offices: Servicios Especializados para la Venta Automática de Boletos, S. A. de C. V. (SEVAB) has signed agreements with OCESA, an affiliated company, for the use of space and to render certain cleaning and security services in the areas located inside the Palacio de los Deportes, Mexico City. This agreement awards SEVAB use of the facilities to house their offices in exchange for which SEVAB pays OCESA a monthly fixed fee.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

c.
As part of its daily business activities, VBC and ETK Boletos are engaged in the distribution and sale of tickets to certain artistic events to be conducted in the immediately following year, in exchange for which it receives amounts from third parties for the purchase of tickets to said events. The Company holds those amounts in cash, so that if the events in question are not held, the amounts are returned in accordance with the applicable legal provisions. At December 31, 2014 and 2013, cash and cash equivalents included deposits received from third parties for the acquisition of tickets totaling Ps298,537,722 and Ps203,213,308 respectively.

d.
Ticketmaster Brand Name and System. VBC entered into license agreements (expiring on March 31, 2015) with Ticketmaster Corporation for use of the TicketMaster brand names and system for which it pays a fixed royalty fee expressed in dollars.

There is no guarantee that those permits or contracts will be extended or renewed, or that the new conditions agreed to will be the same. Nevertheless, on the basis of experience, the Company’s management considers that the permits and contracts may be renewed under similar terms to those currently in effect when they expire.

Note 18 - Contingencies:

a.
Under the provisions of the Income Tax Law, parties carrying out operations with related parties, either resident in Mexico or abroad, are subject to tax limitations and obligations related to the determination of transfer, which must be similar to those agreed with unrelated parties in comparable transactions.

In the event of an official review, the tax authorities could consider that the above-mentioned prices are not in line with the provisions of the Law, in which case, aside from restatement and surcharges, the tax authorities could impose fines of up to 100% of any omitted taxes.

b.
On July 24, 2012, the Procedures Department of the Mexican Better Business Bureau (PROFECO) issued a ruling sanctioning VBC for an alleged violation of article 10 of the Consumer Protection Act, as it considers that marketing and sale of the service denominated “La Guía” is an unfair practice for consumers, and therefore imposed a Ps.1,690,331 fine and instructed the Company to stop marketing “La Guía” as it has so far. A motion for review was filed against said ruling, with a second ruling issued on October 25, 2012 by the Procedures Department declaring the company's grievances unfounded.

In light of the foregoing, on January 21, 2013, a motion for annulment was filed against the resolution that confirmed the sanction. The Eighth Regional Metropolitan Chamber of the Federal Tax and Administrative Court received the motion for annulment and declared the validity of the ruling in question.

VBC then filed a motion for review on January 10, 2014, as a result of which the Tenth Collegiate Court for Administrative Matters of the First Circuit granted the appeal to VBC on November 21, 2014 and declared invalidity of the contested decision due to inconsistencies by the authorities in the procedure for the determination of the penalty, but without ruling on the merits.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

However, in order to obtain a ruling on the merits, a motion for direct protection was filed requesting the Federal Court to consider the legality of the actions of VBC. The Company’s external consultants consider that there is high probability that the Company will be exempt from any penalty and that legality of its actions will be confirmed.

c.
On 22 June 2012, the Advertising and Standards Office of PROFECO required information from OCESA for its alleged role in the violation of various rules in relation to the sale of tickets to public performances through the internet portal www.ticketbis.com.mx. OCESA addressed said request on July 6, 2012, stating that the probable offender in that issue was Evandti, S. A. de C. V. The Company therefore expects to no longer be considered liable for the unlawful conduct and for a new legal process to start against the Evandti, SA de C.V. In September 21, 2012 the latter company was notified of the request for information.

Parallel to this process, OCESA and VBC filed a complaint with PROFECO against Evandti, S.A. de C.V. for the same violations to the Federal Consumer Protection Act, which will likely be accumulated in file described in the previous paragraph. The purpose of the complaint is to report different violations to the Federal Consumer Protection Act by that entity.

Through a ruling dated June 13, 2013, the PROFECO excluded OCESA from the process regarding the resale of tickets, and stated that the procedure will be followed only with Evandti, S.A. de C.V.

d.
VBC and its subsidiaries are regularly called by the PROFECO when consumers of their services do not consider that the conditions offered are met and complain to this office. Sometimes the PROFECO has imposed fines for alleged violations of administrative procedures or to the law, of which there are currently four complaints under reconciliation, twenty one cases are at the Federal Court of Fiscal and Administrative Justice and three appeals at other Federal courts regarding several fines or penalties between Ps.2,000 to Ps.20,000 that as a whole add up to approximately Ps.400,000. To date, the Company has not suffered any damages from those complaints and all fines have been removed. Therefore, in the opinion of the VCB advisors, these matters do not pose a material contingency, and it is very unlikely that any of those amounts will be payable, or where appropriate, that the above criteria under which VCB has never condemned to pay amounts due to these causes be reversed.

e.
VBC filed a request with the Mexican Industrial Property Institute (MIPI) for a declaration of the infractions committed by Wal-Mart de México, S. A. B. de C. V. (“Wal-Mart”) related to improper use of the “La Guía de Entretenimiento” brand owned by VBC. In its counterclaim, Wal-Mart requested that VBC’s brand be declared invalid. The authorities declared that the claims filed by VCB were well-grounded and determined that Wal-Mart had committed the infractions in question, and imposed a fine of 2,500 days minimum salary in effect in Federal District, and dismissed Wal-Mart’s request for VCB’s brand to be declared invalid. That decision was challenged by Walmart at the Federal Court of Fiscal and Administrative Justice. On September 11, 2013, the Judges of the Federal Tax Court handed down a favorable sentence to VBC acknowledging the validity of the ruling issued by the Mexican Industrial Property Institute (MIPI), and confirmed that the “LA GUIA DE ENTRETENIMIENTO” brand is the property of VCB. Wal-Mart filed an appeal against that ruling, and a new ruling was issued on October 31, 2014 dismissing the appeal and confirming the validity of the favorable sentence handed down VBC.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

f.
VBC requested that infractions be declared against Wal-Mart for improper use of the reservation of rights to the “La Guía de Entretenimiento” publication, in the following genres: Periodic publications, qualifying as a guide, to which Wal-Mart responded by filing a request for statement of administrative action for nullity of VBC’s reservation of rights. The National Copyrights Institute (“INDAUTOR”) ruled in favor of VBC and dismissed Wal-Mart’s counterclaim. This resolution was contested by Wal-Mart at the Federal Tax Courts, which ruled in favor of VBC on September 13, 2012, recognizing the validity of the resolution issued by the INDAUTOR, confirming that the reservation of rights to exclusive use of the title LA GUÍA DE ENTRETENIMIENTO was duly granted. Dissatisfied with said resolution, Wal-Mart filed a motion for review of said sentence, to which, on May 7, 2013, VBC responded as injured third party in the review proceedings. The Collegiate Court confirmed the validity of the ruling, which means that the IMPI is empowered to declare WAL-MART’S infraction for commercial purposes, and consequently, impose a fine; additionally, the INDAUTOR could dictate a resolution invalidating and/or dictating the expiration of the reservation of rights to obtained by Wal-Mart.

g.
On October 1, 2012, a motion for annulment was brought to the Chamber specialized in intellectual property matters of the Federal Tax and Administrative Court against the resolution issued by coordinating office C for trademark examination regarding rejection of hallmark Laguíatm.tv, requested by VBC. On April 30, 2013, the Tax Courts handed down a sentence ordering the IMPI issue the title of the brand that was issued on July 9, 2014. Dissatisfied with said resolution, Teléfonos de México, S. A. B. DE C. V. filed for constitutional protection of civil rights known as an “amparo” against granting of the Laguíatm.tv trademark, arguing that it can be mistaken for its TL trademark. VBC answered the amparo and presented arguments in the respective trial. No sentence has yet been issued in this regard. In the opinion of our advisors, it is possible the authorities will confirm the sentence and grant VBC the Laguíatm.tv trademark.

h.
On February 20, 2014, ETK Boletos, SA de CV (ETK) filed a suit at the Civil Court in the state of Querétaro against AJL Fútbol Gulf, SA de CV, AMRH International Soccer, SA de CV, and Fútb0l Club Querétaro, in response to the request to suspend sales through the ETK channels at the “Estadio Corregidora” in the city of Queretaro, which ETK was performing under a Service agreement. In the Complaint, ETK requested, in addition to Forced Compliance with the Service agreement, payment of the agreed contractual penalty and a severance payment for moral damage repair to ETK. In light of the intervention by the federal authorities, ETK preferred to recover the investment for which purpose on February 20, 2014 it signed a transaction agreement with the defendants whereby it resolved the dispute with the payment made to ETK in the amount of Ps. 968,580 (which is almost the entirety of the agreed contractual penalty), and the return to ETK of all purchased equipment that was installed at the Stadium.

i.
ETK Boletos , SA de CV filed an appeal at the Regional chamber for Intellectual Property against the ruling dismissing pending trademarks E TICKET, E-TICKET, E TICKET TU ACCESO… DIRECTO Y DISEÑO and the commercial notice of E TICKET TU ACCESO DIRECTO. The Company is awaiting approval of those brands together with the respective ruling.

j.
VBC filed an appeal at the Regional Court for Intellectual Property Matters against the ruling dismissing pending brand TRAVEL TICKET. The Company is awaiting approval of that brand together with the respective ruling.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

k.
The Mexican Authors and Composers Society filed a complaint against Mr. Edgardo Sanchez Polo for violation of the Copyright Act in relation to the performance of the artist known as “Paquita la del Barrio”, as a result of which ETK Boletos, SA de CV “ETK” was summoned to submit different information. ETK submitted the information in question and was released from all responsibilities.

l.
VBC and its subsidiaries regularly contract the services of specialists in areas such as security, cleaning, access control, production, mounting, assembling and other similar services required to conduct its business activities, and they sign multiple contracts with third parties who agree to develop activities for VBC and its subsidiaries. Under the provisions of the labor legislation and recent amendments thereto on the subject of social security, some of the subcontractors or workers of these service providers may take steps in order for VBC and its subsidiaries to be considered the beneficiary of those services or liable for possible related contingencies.

m.
According to the agreements reached by the shareholders and subsidiaries of VCB, Corporacion Interamericana de Entretenimiento, S. A. B. de C. V. (“CIE”) is responsible for dealing with any contingency filed against the Company and its subsidiaries arising from acts prior to October 18, 2012, thus binding CIE to defend, indemnify and if necessary release the Company from all obligations (including the obligation to pay amounts related to penalties). Therefore, the Company has no records of such procedures, which are directly handled by CIE further to the agreement in question.

Note 19 - New accounting pronouncements:

Following are the MFRS issued by the CINIF in December 2013 and 2014, which become effective in the year specified. It is considered that those MFRS will not have a significant effect on the financial information presented by the Company.

2018:

MFRS C-3 “Accounts receivable”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of trade receivables and other receivables in the financial statements of an economic entity. It specifies that the accounts receivable based on a contract represent a financial instrument. Earlier adoption is permitted as of January 1, 2016, only if applied jointly with MFRS C-20 “Financing Instruments Receivables”.

MFRS C-9 “Provisions, contingencies and commitments”. Establishes standards for the accounting recognition of provisions in the financial statements of entities, and the rules for disclosure of contingent assets, contingent liabilities and commitments in the financial statements. It reduces the scope to relocate the accounting treatment of financial liabilities to MFRS C-19 “Financial instruments payable”. Additionally, the terminology used throughout the regulatory approach is updated. Earlier adoption is permitted as of January 1, 2016, only if applied jointly with the MFRS C-19 “Financial instruments payable”.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

MFRS C-19 “Financial instruments payable”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of accounts payable, borrowings and other financial liabilities in the financial statements of an economic entity. It introduces the concepts of amortized cost to value financial liabilities and the effective interest method, based on the effective interest rate, to prepare such valuations. Both discounts and costs of issuance of a financial liability are deducted from the liability. Earlier adoption is permitted as of January 1, 2016, only if applied jointly with MFRS C-3 “Accounts receivable”, MFRS C-9 “Provisions, contingencies and commitments”, and MFRS C-20 “ Financing Instruments Receivable “.

MFRS C-20 “ Financing Instruments Receivable “. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of financing instruments receivable in the financial statements of an economic entity operating funding. It discards the concept of intent of acquisition and holding of those instruments to determine their classification. It adopts the concept of management business model. Earlier adoption is permitted as of January 1, 2016, only if applied jointly with the MFRS C-3 “Accounts receivable”.

2016

MFRS D-3 “Employee benefits”. Establishes the valuation, presentation and disclosure standards for the initial and subsequent recognition of short and long term liabilities for termination and post-employment benefits. The concept of remeasurement of assets or liabilities for defined benefits is established and it eliminates the possibility to defer recognition of actuarial gains and losses directly in income for the period as accrued. Therefore, such gains and losses should be recognized immediately in other comprehensive income (OCI), requiring subsequent recycling to net profit or loss. Earlier adoption is permitted as of January 1, 2015.

MFRS 2015 Revisions

MFRS B-8 “Consolidated or Combined Financial Statements”. Guidance is included to identify investment entities and help them to understand their primary activity and main characteristics, in order to support whether or not there is control in each specific situation that could result in the need for such investment entities to be consolidated in the financial statements.

NIF B-16 “Financial statements of non-profit entities”. The treatment of OCI is included without the need to present it separately from other lines in the statement of operations.

Statement C-9 “Liabilities, Provisions, contingent assets and liabilities and commitments”. It establishes the accounting treatment of advances from customers for the sale of goods or services payable in a foreign currency, requiring that the customer advances balance not be changed in the event of exchange fluctuations between the functional currency and the payment currency. This provides consistency with the accounting prepayments in a foreign currency.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

MFRS C-3 “Accounts receivable” and MFRS C-20 “Financing instruments receivable”. The effective dates were modified for those MFRS from January 1, 2016 (early adoption permitted as of January 1, 2015, only if both NIF are jointly adopted) to January 1, 2018 (early adoption is permitted as of January 1, 2016, only if both NIF are jointly adopted).

The accompanying twenty notes are an integral part of these financial statements.

Note - 20 Summary of Significant Differences between Mexican Financial Reporting Standards and U.S. GAAP

The Company’s consolidated financial statements have been prepared in accordance with Mexican Financial Reporting Standards (MFRS), which differs in certain significant respects from U.S. Generally Accepted Accounting Principles. (U.S. GAAP). Such differences involve methods of measuring certain amounts shown in the consolidated financial statements, as well as additional disclosures required by U.S. GAAP and regulations of the Securities and Exchange Commission (SEC). Pursuant to Item 15 of Form 10K, this reconciliation does not include the disclosure of all information that would be required by U.S. GAAP and regulations of the SEC.

I.	Differences in measurement methods

a.
The figures of non-monetary line items at December 31, 2014 and 2013 are stated in historical Mexican pesos modified by the inflation effects up to December 31, 2007. Starting January 1, 2008, according to the provisions of MFRS B-10 “Inflation Effects”, the Company discontinued the recognition of inflation accounting as the Mexican economy is not an inflationary environment, since cumulative inflation has been below 26% (limit to define an economy as inflationary under MFRS). Under U.S. GAAP effects of inflation recognized under MFRS up to 2007 might not be recognized. The reconciliation does not include the reversal of the adjustments to the consolidated financial statements for the effects of inflation, because, as permitted by the SEC, it represents a comprehensive measure of the effects of price-level changes in the Mexican economy, and as such, is considered a more meaningful presentation than historical cost-based financial reporting for U.S. GAAP.

b.
The company provides financing to related parties, for which interest is determined by using the nominal interest rate. In accordance with ASC 470 “Debt” the borrower's periodic interest cost shall be determined by using the effective interest method considering in the determination of interest, the debt issuance costs, discounts and premium throughout the outstanding term of the loan using a constant interest rate.

The Company quantified the effects of the differences in the measurement methods explained above, and determined that the impact to the consolidated financial statements under U.S. GAAP derived from those differences was not significant neither to the net income nor the stockholders’ equity; therefore a reconciliation of net income and stockholders' equity from MFRS to U.S. GAAP is not presented for the years ended December 31, 2014 and 2013.

II.	Additional accounting policies under U.S. GAAP and reclassifications

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

a.	Consolidation

Subsidiaries

Subsidiaries are all entities over which the Company has control to direct its relevant activities, has the right and is exposed to variable returns from its interest and have the ability to affect those returns through its power. In assessing whether the Company controls an entity, the existence and effect of potential voting rights that are currently exercisable or convertible were considered. The existence of control in cases where the Company has no more than 50% of voting rights but it may decide the financial and operating policies is also assessed.

Subsidiaries are consolidated as of the date they are controlled by the Company and are no longer consolidated when the control is lost.

The Company uses the acquisition method to recognize the business acquisitions. The consideration of the acquisition of a subsidiary is determined based on the fair value of the net transferred assets, the assumed liabilities and the share capital issued by the Company. The acquisition consideration also includes the fair value of such contingent amounts receivable or payable as part of the agreement.

The acquisition-related costs are recognized as expenses when incurred. Identifiable acquired assets and liabilities and contingent liabilities assumed in a business combination are initially measured at their fair values at the acquisition date. The non-controlling interest in the acquiree is recognized at fair value at the acquisition date.

The excess of the consideration paid and the non-controlling interest in the acquiree equity over the fair value of the Company's share in the net identifiable assets of the acquired entity is recognized as goodwill. If such comparison results in a negative amount, as in the case of a bargain purchase, the difference is recognized reducing the acquired non-current assets.

Transactions, balances and unrealized gains and losses resulting from transactions between the consolidated companies have been eliminated. The accounting policies for subsidiaries have been changed to ensure consistency with the accounting policies adopted by the Company, in cases where it was necessary.

The consolidation was carried out by using the financial statements of its subsidiaries.

Transactions with non-controlling shareholders

The Company recognizes transactions with non-controlling shareholders as transactions between shareholders. When a non-controlling interest is acquired, the difference between any consideration paid and the share of the subsidiary acquired measured at their carrying value is recorded in equity. Gains or losses on disposal of an interest in a subsidiary that does not involve the loss of control by the Company are also recognized in equity.

Recording, functional and reporting currency

The recording, functional and reporting currencies of the Company, its subsidiaries and associates is the Mexican peso, therefore, no translation process was necessary.

b.	Accounts receivables for ticket sales

The Company evaluates the collectability of its accounts receivable based on a combination of factors. Generally, it records specific allowances to reduce the amounts of the receivables recorded when a customer’s account matures beyond typical collection patterns, or the Company becomes aware of a customer’s inability to meet its financial obligations.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

The Company believes that the credit risk with respect to trade receivables is limited due to the massive diversification of its customers.

c.	Furniture and Equipment - Impairment

The Company performs tests for possible impairment of furniture and equipment whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the estimated undiscounted future cash flows related to the assets is compared with the carrying amount of those assets. If the carrying value is greater than the estimated undiscounted future cash flows, the cost basis of the asset is reduced to reflect its current fair value. The Company uses various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates and other fair value measures. Impairment loss calculations requires to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with the assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

Furniture and equipment are stated at cost at date of acquisition. Depreciation is computed using the straight-line method over their estimated useful lives, which are as follows:

Computer and peripheral equipment - 3 years
Furniture and equipment - 10 years
Transportation equipment - 4 years

Leasehold improvements are depreciated over the shorter of the economic life or associated lease term assuming the Company exercises renewal periods, if appropriate. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for asset renewal and improvements are capitalized.

d.	Intangibles

The intangible assets are recognized when they meet the following conditions: are identifiable, provide future economic benefits and the Company has control over such benefits. The intangible assets are classified as follows:

i.
Definite-lived: are those which expected future economic benefits is limited by any legal or economic condition and are amortized on a straight line basis, based on the best estimate of their useful life and are subject to annual impairment testing when impairment indicators are identified.

ii.
Indefinite-lived assets are not amortized but are subject to annual impairment assessment. Depending on facts and circumstances, qualitative factors may first be assessed to determine whether the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired. If it is concluded that it is more likely than not impaired, then the Company performs a quantitative impairment test by comparing the fair value with the carrying amount.

The Company tests for possible impairment of definite-lived intangible assets whenever events or circumstances change, such as a current period operating cash flow loss combined with a history of, or projected, operating cash flow losses or a significant adverse change in the manner in which the asset is intended to be used, which may indicate that the

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

carrying amount of the asset may not be recoverable. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair value.

The Company test for possible impairment of indefinite-lived intangible assets on at least an annual basis. Based on facts and circumstances, the Company performs either a qualitative or a quantitative assessment for impairment. If a qualitative assessment is performed, and the existence of events and circumstances indicate that it is more likely than not that an indefinite-lived intangible asset is impaired, then perform the quantitative impairment test by comparing the fair value with the carrying amount. When specific assets are determined to be impaired, the cost basis of the asset is reduced to reflect the current fair value.

The Company uses various assumptions in determining the current fair market value of these definite-lived and indefinite-lived intangible assets, including future expected cash flows and discount rates, as well as other fair value measures. Our impairment loss calculations require us to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, the Company may be exposed to future impairment losses that could be material to our results of operations.

e. Ticketing Contract Advances

Ticketing contract advances, represent amounts paid in advance to the Company’s clients pursuant to ticketing agreements, which are reflected as intangible assets with definite-life if the amount is expected to be recouped or recognized over a period of more than 12 months. Recoupable ticketing contract advances are generally recoupable against future royalties earned by the clients, based on the contract terms, over the life of the contract. Ticketing contract advances, are fixed additional incentives paid by the Company to secure exclusive rights with certain clients and are normally amortized over the life of the contract on a straight-line basis. Amortization of these ticketing contract advances is included in depreciation and amortization in the statements of income.

f.    Revenue

a.	Revenue from future events

Revenue from future events represents future advertising space sales, which are recognized in income when the customer uses those advertising spaces, such as: the VBC bulletin “La Guía de Entretenimiento”, the tickets and envelopes, as well as advertising by telephone and internet.

b.	Revenue from commissions on ticket sales

Revenue from ticketing operations primarily consists of convenience and order processing fees charged at the time a ticket for an event is sold and is recorded on a net basis (net of the face value of the ticket). Revenue for these ticket service charges collected in advance of the event is recorded as deferred revenue until the event occurs. The Company delivers the face value of the tickets sold to the venue at which the event took place within two working days after the event occurs.

c.	Revenue recognition for services

The revenues from marketing services, commercialization of databases and other services are recognized in the accounting period in which the services are rendered.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

III.    Additional disclosure requirements

a.	Fair Value Measurements Disclosures

ASC 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Effective January 2010, the Company adopted new accounting guidance under ASC 820 that requires additional disclosures including, among other things, (i) the amounts and reasons for certain significant transfers among the three hierarchy levels of inputs, (ii) the gross, rather than net, basis for certain level 3 roll forward information, (iii) use of a “class” rather than a “major category” basis for assets and liabilities, and (iv) valuation techniques and inputs used to estimate level 2 and level 3 fair value measurements.

In addition, ASC 820-10 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows.

Level 1 - inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 - inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The following instruments were recognized at fair value using the aforementioned hierarchy (mainly level 1):

Cash and cash equivalents: consist of cash in hand and money market funds. Fair values for cash equivalents are based on quoted prices in an active market.

Account receivables and account payables: The book value of the account receivables and accounts payables is similar to their fair value and corresponds to current account receivables and current accounts payable.

b.	Related-party transactions

Relationship with Operadora de Centros de Espectaculos, S. A. de C. V.

Operadora de Centros de Espectaculos is an entity that has contracts with show centers and other venues, and maintain business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with OCESA Presenta, S.A. de C.V. (Formerly Solo Elementum, S. A. de C. V.)

OCESA Presenta, S.A. de C.V. (Formerly Solo Elementum, S. A. de C. V.) is an entity that has contracts with show centers and other venues, and maintains business relationships with VBC to give exclusive access for the ticketing operation.

Relationship with Servicios Administrativos de Entretenimiento, S. A. de C. V.

Servicios Administrativos del Entretenimiento provides all administrative services to VBC.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

Key Management compensations

The company does not have employees, as mentioned before; these services are provided by a related party and are considered in note 9 to the financial statements.

c.	Intangible and other assets:

Intangible assets at December 31, 2014 and 2013 are as follows:

Definite-lived Intangible assets		2014		2013
		Unaudited

Ticketing contracts - Gross	Ps	42,212,904	Ps	38,646,426
Accumulated amortization		(23,967,102)		(15,765,370)
Software EDB-Ticket - Gross		6,715,900		6,715,900
Accumulated amortization		(1,894,432)		(1,229,403)

Subtotal		23,067,270		28,367,553

Indefinite-lived Intangible assets

E-Ticket Brand		1,900,100		1,900,100
Non-compete agreement - ETK boletos [1]		5,600,000		5,600,000

Total Intangible assets		30,567,370		35,867,653

Lease hold improvements - Gross		38,093,223		38,305,617
Accumulated amortization		(24,909,901)		(24,052,749)

Total	Ps	43,750,692	Ps	50,120,521

Amortization of definite-lived intangible assets and lease hold improvements for the years ended December 31, 2014 and 2013 was Ps. 9,723,913 million, and Ps 10,868,713 million, respectively.

There were no additions in 2014, the 2013 additions to definite-lived intangible assets from acquisitions have weighted-average lives as follows:

	weighted-
	average
	lives (years)
	2014	2013
	Unaudited

Revenue generating contracts	—	3

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets outstanding as of December 31, 2014:

		Amortization

2015	Ps	6,882,724
2016		3,638,072
2017		3,001,666
2018		2,060,833
2019		1,400,000

Indefinite-lived Intangibles

The Company has indefinite-lived intangible assets which consist primarily to trade names and non-compete agreements. These indefinite-lived intangible assets had a carrying value of Ps7,500,100 and Ps7,500,100 as of December 31, 2014 and 2013, respectively.

Management signed a non-compete agreement with the owners of the non-controlling interest; the contract will be effective only if the non-controlling interest determines to sell their ownership of the Company. Since Management do not have the elements to determine when the contract will be effective, the non-compete agreement is considered as an in-definitive lived intangible asset.

The Company tests for possible impairment of indefinite-lived intangible assets on at least an annual basis. There was no impairment charge on these assets recorded for the years ended December 31, 2014 and 2013.

d.	Revenue analysis

Gross versus Net presentation of Revenue

The Company reports revenue on a gross or net basis based on management’s assessment of whether the Company acts as a principal or agent in the transaction. To the extent the Company acts as the principal, revenue is reported on a gross basis. The determination of whether the Company acts as a principal or an agent in a transaction is based on an evaluation of whether the Company has the substantial risks and rewards of ownership under the terms of an arrangement. The Company’s revenue, which primarily consists of convenience charges and order processing fees from its ticketing operations, is recorded net of the face value of the ticket as the Company generally acts as an agent in these transactions. These reclassifications do not affect the operating income. Revenue associated with fees charged to Clients to cover bank commissions for the use of credit cards are presented on a gross basis.

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

A reclassification is considered in the analysis below to present costs of bank commissions net of the relating revenue:

		December 31,
		2014		2013
		Unaudited

Revenue as reported under MFRS	Ps	592,427,661	Ps	674,977,500
Reclassification from Cost of Services (1)		(56,784,450)		(62,510,733)

Revenue under US GAAP	Ps	535,643,211	Ps	612,466,767

(1) Bank commissions paid for the sale of tickets with credit cards are recovered as part of the price of the services. Amounts paid are recognized within the Cost of Services and amounts charged to clients for this concept are recognized as revenue on a gross basis. The reclassification is to present the amount paid for bank commissions net of the amounts recognized for credit card recovery.

The analysis of deferred tax assets and deferred tax liabilities is as follows:

		2014		2013
		Unaudited

Deferred taxes included within:
Assets:
Furniture and equipment	Ps	783,690	Ps	677,771
Deferred revenue		577,069		899,959
Accruals		2,854,720		6,953,574
Allowance for doubtful accounts		185,198		572,511

Total deferred tax assets		4,400,677		9,103,815

Liabilities:
Cost of future events		(2,435,919)		(3,230,559)
Intangible and other assets		(5,313,871)		(5,856,010)

Total deferred liabilities		(7,749,790)		(9,086,569)

Net deferred income taxes	Ps	(3,349,113)	Ps	17,246

Venta de Boletos por Computadora, S. A. de C. V. and subsidiaries
(a subsidiary of Ocesa Entretenimiento, S. A. de C. V., in turn a subsidiary of Corporación Interamericana de Entretenimiento, S. A. B. de C. V.)
Notes to the Consolidated Financial Statements
December 31, 2014 and 2013
________________________________________________________________________________

e.	Commitments and contingent liabilities

As of December 31, 2014, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year consist of the following:

		Non-cancelable
		Operating Leases

2015	Ps	10,159,182
2016		10,535,071
2017		10,912,227
2018		11,302,885
2019		11,721,091

Total	Ps	54,630,456

f.	New authoritative pronouncements

Accounting standards and amendments issued but not yet applied

In May 2014, the FASB issued a comprehensive new revenue recognition standard that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The new standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is effective for annual and interim periods beginning after December 15, 2016, and early adoption of the standard is not permitted. The guidance should be applied retrospectively, either to each prior period presented in the financial statements, or only to the most current reporting period presented in the financial statements with a cumulative-effect adjustment as of the date of adoption. The Company is currently assessing the impact its adoption will have on U.S. GAAP disclosures and financial information.

In February 2015, the FASB issued new guidance for evaluating whether a reporting organization should consolidate certain legal entities. This guidance is effective for annual and interim periods beginning after December 15, 2015, and early adoption is permitted. The guidance should be applied either using a modified retrospective approach or retrospectively. The Company is currently assessing the impact its adoption will have on U.S. GAAP disclosures and financial information.